EXHIBIT 99-3

February 28, 2005


Mr. John Dumble
Chief Executive Officer and Chairman of the Board of Directors
21st Century Technologies, Inc.
Las Vegas, Nevada

Dear Mr. Dumble:

My recent efforts as a Director of 21st Century have been focused on dealing with problems resulting from certain actions taken by prior management. In that regard, I wish to note that I was until recently unaware that there were potential problems with the value or nature of the company's assets, and that I was never a party to any effort to mislead the public or misrepresent the Company's financial information.

I believe it is in the best interests of the company to pursue an active and independent examination of the Company's financial transactions, investments and past financial filings. I believe that this examination must go forward without any potential influence or pressure from company affiliates. I therefore wish to end my association with 21st Century and resign my position on the Board of Directors effective immediately. Accordingly, I will no longer serve as chairman of the audit committee nor will I continue to serve on any other committees of the Board.

I will be available to continue to assist you in any appropriate capacity in determining the appropriate values of the company's assets and in your ongoing investigation of prior management's dealings.


Respectfully submitted,

/s/ SHANE H. TRAVELLER

Shane H. Traveller